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                                                                      EXHIBIT 21

                              LIST OF SUBSIDIARIES


UNION PACIFIC RESOURCES GROUP INC.
Union Pacific Resources Company
Union Pacific International Petroleum Company
Basic Resources International (Bahamas) Limited
Union Pacific Resources (Bahamas) Limited
Union Pacific Resources Argentina S.A.
Union Pacific Resources Venezuela, S.A.
UP Petroleo III Ltd.
Union Pacific Oil and Gas Holding Company
Union Pacific Refining, Inc.
Union Pacific Resources Inc.
Union Pacific Resources Pipeline Company
Golden Spike Gathering, Inc.
Union Pacific Crude Pipeline, Inc.
UPR Energy Marketing, Inc.
UPR Energy Services Inc.
UPR Operating Company
Big Island Trona Company
Bitter Creek Coal Company
Hanna Basin Coal Company
Rock Springs Royalty Company
Union Pacific Realty Company
Upland Industries Corporation
Union Pacific Land Resources Corporation